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                                                                    Exhibit 10.9


                              AGREEMENT AND RELEASE

This Agreement and Release ("AGREEMENT") is entered into by and between SEEC, INC., ("SEEC") a corporation having a place of business at Park West One Suite 200, 1500 Cliff Mine Road, Pittsburgh, PA 15275, and ALLEN GART ("MR. GART") an individual employee of SEEC, Inc.

WHEREAS, Mr. Gart is presently an employee of SEEC, and

WHEREAS, the parties wish to amicably terminate the said employment relationship in accordance with the following provisions,

For and in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

1. Termination of Employment. Mr. Gart's employment with SEEC is terminated effective March 31, 2000, ("TERMINATION DATE") by mutual agreement. Mr. Gart's last day of active employment on SEEC premises will be March 8, 2000. Effective March 9, 2000 through March 31, 2000, Mr. Gart will be available on call, to assist in closing any business as requested by SEEC.

2. Compensation.

     2.1 Mr. Gart will be entitled to his normal salary and commission payments through the Termination Date. In addition, Mr. Gart will be paid for any accrued and unused vacation through March 31, 2000, as calculated in accordance with SEEC's policies (Employee Handbook, Section VI A).

     2.2 Except for the CSC transaction described in Section 2.3 below, after the Termination Date, Mr. Gart will be entitled to commissions only on any Commissionable Transactions for which SEEC can recognize revenue through the Termination Date. "COMMISSIONABLE TRANSACTIONS" are transactions which would have been commissionable to Mr. Gart under his compensation plan in effect prior to the Effective Date of this Agreement.

     2.3 The pre-payment of the CSC Commission which Mr. Gart has received on expected licenses fees from CSC in the amount of $191,919, which did not materialize, will be reversed and subtracted from amounts due to Mr. Gart as of April 30, 2000 (whether from commissions or from severance pay). If before June 30, 2000, CSC or DFAS places a revenue-recognizable order for software licenses, which is acceptable to SEEC, (whether by contract or by purchase order), Mr. Gart will receive a commission (calculated at his pre-termination rate) on the sale of such licenses up to license fees of $191,919. If the sale is for more than $191,919 in license fees, Mr. Gart will not receive any commission on the excess license fees above $191,919. If the sale is for less than $191,919 in license fees, Mr. Gart will receive his commission on the amount of the license fees sale.

     2.4 After the Termination Date, no other compensation or fringe benefits will be paid to Mr. Gart, nor will he be entitled to participate in SEEC's Employee Stock Purchase Plan, or any other plan or benefit for which employment is a pre-requisite. Mr. Gart's participation in SEEC's Employee Stock Purchase Plan (ESPP), and in SEEC's Stock Option Plans will be terminated in accordance with the provisions of those respective Plans. Any payroll withholdings for the current ESPP purchase period will be returned to Mr. Gart in his March 31, 2000 pay.



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3.   Severance Benefits. Commencing with the Termination Date, so long as Mr.
     Gart is in compliance with his obligations under this Agreement, he will be entitled to the monthly severance benefits set forth in Exhibit A, which is a part of this Agreement, less applicable withholdings required by law, and subject to deductions for consulting fees, as set forth below. Payment of the net monthly severance amount will be paid in two equal installments on or about the 15th and the last day of each month, in arrears, and will terminate when he starts employment with another company, but in no event will such severance payments continue beyond a period of twelve (12) months from the Termination Date. If at any time during which Mr. Gart is entitled to severance payments, Mr. Gart earns consulting fees, Mr. Gart will, within ten (10) days of earning the fees, inform SEEC in writing, of all such gross consulting fees earned by him. SEEC will deduct the amounts of such gross consulting fees from subsequent gross severance benefits payable to Mr. Gart. Mr. Gart will not be entitled to any severance or other benefits, other than those set forth in this Agreement.

4.   Other Obligations of Mr. Gart. Mr. Gart agrees to do the following:

     i. Return to SEEC without keeping any copies, all information which came into his possession as a result of his employment with SEEC;

     ii. Keep confidential this Agreement and all business, financial and technical information which came into his possession as a result of his employment with SEEC, including, but not limited to information of any SEEC subsidiary or third party, and excluding only information which now or later comes into the public domain without breach of this Agreement;

     iii. Comply with the provisions of any Non-Disclosure Agreement which he has entered into with SEEC, which Non-Disclosure Agreement shall continue in full force and effect;

     iv. Refrain from in any way disparaging any of the following for a period of five (5) years from the Effective Date of this Agreement: (a) SEEC, any SEEC subsidiary, and any director or employee of any of the foregoing, (b) any products or service of SEEC or any SEEC subsidiary;

     v. Inform SEEC in writing of the start date of any employment with another company, or the start date of any consulting arrangement, which he enters into within twelve months from the Effective Date of this Agreement;

     vi. Return all property of SEEC which is in his possession, including but not limited to computers, cell phones, office keys, calling cards, and all other property of SEEC, to SEEC's Chief Financial Officer, Richard
          J. Goldbach.

5. Vested Stock Options. Mr. Gart will have the right to exercise the vested stock options, set forth in Exhibit A at any time through March 31, 2001. However, Mr. Gart will not sell stock from any exercised options until after SEEC releases its fourth quarter earnings for the fiscal year ending March 31, 2000. And until such earnings are released to the public, Mr. Gart will conduct himself in all respects as though he were still an "insider" for purposes of SEC regulations, even after his Termination Date.

6. Release. Except for the obligations of this Agreement, Mr. Gart, for himself, his heirs, personal representatives and assigns, hereby releases SEEC, and its subsidiaries, and the officers, directors, employees, business partners and customers of all of the foregoing, from any and all damages, claims,



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and causes of action whatsoever, including but not limited to causes of action sounding in contract, tort, contribution, and indemnity, and all other causes of action in law or in equity, known or unknown, past, present or future, which in any way arise out of, or relate to, his employment with SEEC, its termination, and any events or occurrences connected with any of the foregoing.


7. Effective Date. The Effective Date of this Agreement is March 7, 2000.


IN WITNESS WHEREOF, the parties have signed this Agreement, as of its Effective Date.


SEEC, Inc.                                           ALLEN GART



By       /s/ Ravindra Koka                            /s/ Allen Gart
  ------------------------------------------         ---------------------------
    Ravindra Koka, President and CEO                 Signature of Allen Gart.







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                                   EXHIBIT A

                        TO AGREEMENT AND RELEASE BETWEEN

                           SEEC, INC. AND ALLEN GART


1.   TOTAL ON TARGET SEVERANCE PAY.

     Total Annual On Target Compensation:                    $255,000.00  x 0.5                            $127,500.00

     Gross monthly severance payment                                                                         10,625.00

     Gross semi-monthly severance payment                                                                     5,312.50


2. STOCK OPTIONS - 14,000 of the 18,750 non-vested options will vest upon termination, as follows:

------------------------------------------------------------------------------------
OUTSTANDING       EXERCISE        VESTED AS OF        NON-VESTED AS      VESTED ON
OPTIONS           PRICE $         3-10-00             OF 3-10-00         TERMINATION
------------------------------------------------------------------------------------
29,050            4.00            29,050                                 29,050
------------------------------------------------------------------------------------
15,000            8.25            15,000                                 15,000
------------------------------------------------------------------------------------
15,000            6.00            3,750               11,250             10,250
------------------------------------------------------------------------------------
10,000            4.00            2,500               7,500              10,000
------------------------------------------------------------------------------------
TOTALS                            50,300              18,750             64,300
------------------------------------------------------------------------------------


3. HEALTH INSURANCE. If Mr. Gart makes a COBRA election to stay in the SEEC Employee Health Insurance Plan, SEEC will pay fifty (50%) per cent of the premiums incidental to such an election, at Mr. Gart's pre-termination level of coverage, for the same period as Mr. Gart is entitled to severance payments under this Agreement.




 /s/ A.G.                                          /s/ K.R.
------------------------------------               -----------------------------
Allen Gart's Initials                              SEEC's Initials




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